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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               __________________

                                     FORM 15
                               __________________

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
           UNDER SECTION 12(G) OF THE SECURITIES EXCHANGE ACT OF 1934
             OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13
                AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934.

                          COMMISSION FILE NO. 333-90992
                               __________________

                           VON HOFFMANN HOLDINGS INC.
                            VON HOFFMANN CORPORATION
             (Exact name of registrant as specified in its charter)
                                ________________

                               1000 CAMERA AVENUE
                            ST. LOUIS, MISSOURI 63126
                                 (314) 966-0909
          (Address, including zip code and telephone number, including area code, of principal executive offices)
                                ________________

 13 1/2% SUBORDINATED EXCHANGE DEBENTURES OF VON HOFFMANN HOLDINGS INC. DUE 2009
            10 1/4% SENIOR NOTES OF VON HOFFMANN CORPORATION DUE 2009
     10 3/8% SENIOR SUBORDINATED NOTES OF VON HOFFMANN CORPORATION DUE 2007
            (Title of each class of securities covered by this Form)

                                      NONE
                    (Title of all other classes of securities
                     for which a duty to file reports under
                        Section 13(a) or 15(d) remains))
                                ________________

         Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)       [X]      Rule 12h-3(b)(1)(i)      [_]
Rule 12g-4(a)(1)(ii)      [_]      Rule 12h-3(b)(1)(ii)     [_]
Rule 12g-4(a)(2)(i)       [_]      Rule 12h-3(b)(2)(i)      [_]
Rule 12g-4(a)(2)(ii)      [_]      Rule 12h-3(b)(2)(ii)     [_]
                                   Rule 15d-6               [_]

Approximate number of holders of record as of the certification or notice date:

13 1/2% Subordinated Exchange Debentures of Von Hoffmann Holdings Inc. Due 2009: three (3) holders;

10 1/4% Senior Notes of Von Hoffmann Corporation Due 2009: three (3) holders;
and

10 3/8% Senior Subordinated Notes of Von Hoffmann Corporation Due 2007: two (2) holders.

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           Pursuant to the requirements of the Securities Exchange Act of 1934,
Von Hoffmann Holdings Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.


October 5, 2004
                                       Von Hoffmann Holdings Inc.



                                       By:   /s/ Gary C. Wetzel
                                             -----------------------------------
                                             Name:   Gary C. Wetzel
                                             Title:  Senior Vice President and
                                                     Chief Financial Officer

           Pursuant to the requirements of the Securities Exchange Act of 1934, Von Hoffmann Corporation has caused this certification and notice to be signed on its behalf by the undersigned duly authorized person.


October 5, 2004
                                          Von Hoffmann Corporation



                                          By:  /s/ Gary C. Wetzel
                                              ----------------------------------
                                              Name:   Gary C. Wetzel
                                              Title:  Senior Vice President and
                                                      Chief Financial Officer